EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, and 333-108179 on Form S-8 and in Registration Statement Nos. 33-51284, 33-63855 and 333-84322 on Form S-3 of our report dated March 1, 2007, relating to the financial statements and financial statement schedule of Ferro Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting standards in 2006) and of our report on internal control over financial reporting dated March 1, 2007 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting), appearing in this Annual Report on Form 10-K of Ferro Corporation for the year ended December 31, 2006.

/s/  Deloitte & Touche LLP
Deloitte & Touche LLP
Cleveland, Ohio

March 1, 2007